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                          Amendment No. 2
                                to
                         ZERO Corporation
                      1994 Stock Option Plan



          This Amendment No. 2 to ZERO Corporation 1994 Stock Option Plan (this "Amendment") is effective as of July 23, 1997.

          WHEREAS, on April 25, 1997, the Board of Directors of ZERO Corporation, a Delaware corporation, adopted and approved an amendment to the ZERO Corporation 1994 Stock Option Plan (the "Plan"), as set forth herein.

          NOW, THEREFORE, the Plan is amended and modified as follows:

          1. Paragraphs (a) and (b) of Section 5 are amended to read in their entirety as follows:

     SECTION 5.  STOCK SUBJECT TO PLAN.

          (a) The aggregate number of Common Shares that may be issued pursuant to all Incentive Stock Options granted under this Plan shall not exceed 1,250,000, subject to adjustment as provided in Section 8 hereof.

          (b) The aggregate number of Common Shares issued and issuable pursuant to all Awards (including Incentive Stock Options) and Nonemployee Director Options granted under this Plan shall not exceed 1,250,000, subject to adjustment as provided in Section 8 hereof.

          2. Except as hereby amended, the Plan remains unmodified and in full force and effect.